Exhibit 10.4

COLLATERAL ACCESS AGREEMENT

April 27, 2018

THIS COLLATERAL ACCESS AGREEMENT (this "Agreement") is made by and among, 2400 XENIUM, LLC, a Minnesota limited liability company (the “Landlord”), CHRISTOPHER & BANKS CORPORATION, a Delaware corporation (the “Tenant”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as lender (in such capacity, the “Lender”) for the benefit of itself and a syndicate of revolving lenders and certain other credit parties (together with the Administrative Agent, collectively, the “Credit Parties”) (each of the Landlord, the Tenant and the Lender a "Party" and collectively, the "Parties")..
WITNESSETH:

WHEREAS, the Lender is party to a loan arrangement (the “Loan Arrangement”) with, among others, the Tenant. To secure the obligations of the Tenant under the Loan Arrangement, the Tenant has granted to the Lender a security interest in and to, among other things, "Tenant's Equipment" (as defined in the "Lease" (defined below)), Tenant's inventory, Tenant's books and records and all other personal property of Tenant (collectively, the "Collateral") located, and to be located, upon the real property located at 2400 Xenium Lane North, Plymouth, Minnesota (the “Leased Premises”) as described on Exhibit A attached hereto; provided, however, that "Tenant’s Equipment" and "Collateral" shall not include building systems related to the Leased Premises, such as HVAC systems and facilities, electrical and mechanical systems and facilities, generators, life-safety systems, fire suppression and alarm systems, security systems, building communication systems and facilities, and lighting systems and facilities (the "Building Systems"). The Leased Premises is owned by the Landlord and leased to the Tenant pursuant to that certain Lease Agreement dated as of April 27, 2018 (as amended and in effect as of the date hereof, the “Lease”).
WHEREAS, the Tenant will not enter into the Lease unless Landlord enters into this Agreement.
WHEREAS, it is a condition to the Landlord purchasing the Leased Premises that the Tenant and the Lender enter into this Agreement.
WHEREAS, the Lender will not permit the Tenant to enter into the Lease unless the Landlord and the Tenant enter into this Agreement.
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	To the actual knowledge of the Landlord, the Tenant is not in default under the terms of the Lease.

2.
The Landlord hereby waives and releases in favor of the Lender and the other Credit Parties (as defined in the documents and agreements executed in connection with the Loan Arrangement): (a) any and all rights of distraint, levy, and execution which the Landlord may now or hereafter have against the Collateral; (b) any and all statutory liens, security interests, or other liens which the Landlord may now or hereafter have in the Collateral; and (c) any and all other interests or claims of every nature whatsoever which the Landlord may now or hereafter have in or against the Collateral for any rent, storage charges, or other sums due, or to become due, to the Landlord by the Tenant. The Landlord agrees not to exercise any of the Landlord’s rights, remedies, powers, privileges, or discretions with respect to the Collateral, or the Landlord’s liens or security interests in the Collateral, unless and until the Landlord receives written notice from an officer of the Lender that the Tenant’s obligations to the Lender and the other Credit Parties have been paid in full, and that the commitment of the Lender and the other Credit Parties to make loans or furnish other financial accommodations to the Borrowers (as defined in the documents and agreements executed in connection with the Loan Arrangement) has been terminated. The foregoing waiver is for the benefit of the Lender and the other Credit Parties only and does not affect the obligations of the Tenant to the Landlord.

3.
In the event of the exercise by the Lender of its rights upon default with respect to the Collateral, the Lender shall have a reasonable time, but in no event less than ninety (90) days or more than one hundred twenty (120) days, in which the Landlord will not hinder the Lender from repossessing and/or disposing of the Collateral from the Leased Premises; provided, however, that such period will be tolled during any period in which the Lender has been stayed from taking action to remove the Collateral in any bankruptcy, insolvency or similar proceeding, and the Lender shall have an additional period of time (but in no event less than ninety (90) days) or more than one hundred twenty (120) days thereafter in which to repossess and/or dispose of the Collateral from the Leased Premises. In those circumstances, the Landlord will, upon reasonable prior written notice from the Lender, (a) not hinder the Lender in gaining access to the Leased Premises for the purpose of repossessing said Collateral and (b) if requested by the Lender, permit the Lender, or its agents or nominees, to dispose of the Collateral on the Leased Premises in a manner reasonably designed to minimize any interference with any of the Landlord’s other tenants at the Leased Premises. The Lender shall promptly repair, at the Lender’s cost and expense, any physical damage to the Leased Premises actually caused by the Lender, but shall not be liable for any diminution in value of the Leased Premises caused by the removal or absence of the Collateral. The Tenant hereby releases the Landlord with respect to any cost, claim, or damage resulting from the Landlord's actions in accordance with this paragraph 3, except to the extent such cost, claim or damages arises from the negligence or willful misconduct of the Landlord.

4.	To the extent not paid or prepaid by the Tenant, the Lender shall pay the Landlord a sum for its use and occupancy of the Leased Premises on a per diem basis in an amount equal to the monthly base rent and additional rent for operating costs, such as insurance, taxes and utilities (but excluding any percentage rent), required to be paid by the Tenant under the Lease from the date on which the Lender shall have taken possession of the Collateral on the Leased Premises until the date on which the Lender vacates the Leased Premises, it being understood, however, that the Lender shall not, thereby, have assumed any of the obligations of the Tenant to the Landlord, including, without limitation, any obligation to pay any past due rent owing by the Tenant.

5.
Without limiting the Lender’s rights pursuant to paragraph 3 hereof, prior to the Landlord’s terminating the Lease or evicting the Tenant from the Leased Premises for breach of or default under the Lease ("Lease Default"), the Landlord shall give the Lender not less than thirty (30) days’ written notice of such action at the address set forth below, and a reasonable opportunity to preserve, protect, liquidate, or remove any Collateral on the Leased Premises and, if the Lender so elects, to cure such breach of or default under the Lease within (x) thirty (30) days following receipt of notice of any monetary Lease Default and (y) thirty (30) days following receipt of notice of any non-monetary Lease Default that is reasonably susceptible to cure by Lender, provided that if Lender is diligently pursuing a cure of a non-monetary Lease Default and such non-monetary Lease Default can reasonably be cured within an additional thirty (30) days, Lender will be given an additional thirty (30) days to cure such Lease Default. If Lender desires to cure a Lease Default, Lender will give Landlord notice of such intent ("Notice of Intent to Cure") within fifteen (15) Business Days following Lender's receipt of the notice of Lease Default. Notwithstanding the provisions of this paragraph, the Lender shall not have any obligation to cure any such breach or default. The cure of any such breach or default by the Lender on any one occasion shall not obligate the Lender to cure any other breach or default or to cure such breach or default on any other occasion. Notwithstanding anything to the contrary herein, but without limiting the Lender’s rights pursuant to paragraph 3 hereof, in no event will Lender have the right to cure a Lease Default due to the failure of Tenant to maintain the "Letter of Credit" (as defined in the Lease) or Lease Default arising under Section 7.01(e) or Section 7.01(f) of the Lease.

6.
No payment by the Lender to the Landlord hereunder shall affect any obligation of the Tenant and its affiliates to reimburse the Lender for any such payment by the Lender pursuant to the terms of the Loan Arrangement.

7.	Lender hereby releases the Building Systems from any security interest held by Lender.

8.	All notices under this Agreement shall be made to the following addresses by recognized overnight courier, by hand delivery or by facsimile transmission:
If to the Lender:

Wells Fargo Bank, National Association, as Lender
One Boston Place, 19th Floor
Boston, MA 02108
MAC J9214-180
Attention: Michael S. Watson

Facsimile: 866-210-8898
Re: Christopher & Banks Company

If to the Landlord:

2400 Xenium, LLC
c/o The Excelsior Group, LLC
1660 Highway 100 South, Suite 400
St. Louis Park, MN 55416
Attention: Andy Finn
Facsimile: (952) 525-3298

If to the Tenant:

Christopher & Bank Corporation
2400 Xenium Lane North
Plymouth, MN 55441
Attention: General Counsel
Facsimile: (763) 551-5199

The Landlord or the Lender shall provide the Tenant a copy of all notices sent by the Landlord or the Lender pursuant to this Agreement.

9.
This Agreement shall inure to the benefit of the Lender and the other Credit Parties, and their respective successors and assigns, and shall be binding upon the Landlord, its heirs, assigns, representatives, and successors.

10.
This Agreement may not be amended or waived except by an instrument in writing signed by the Lender, the Landlord, and the Tenant. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof, but including Section 5-1401 of the New York General Obligations Law. Delivery of an executed signature page of this Agreement to the Lender by facsimile or .pdf transmission shall be binding on the Landlord as if the original of such facsimile or .pdf had been delivered to the Lender.

[signature page follows]

Dated as of the date above first written.

LANDLORD:
2400 XENIUM, LLC
By:	/s/ Stephanie A. Shields
Name:	Stephanie A. Shields
Title:	Manager

TENANT:
CHRISTOPHER & BANKS CORPORATION
By:	/s/ Keri Jones
Name:	Keri Jones
Title:	President and Chief Executive Officer

LENDER:
WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Michael Watson
Name:	Michael Watson
Title:	Duly Authorized Signatory

Signature Page to Collateral Access Agreement